Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-111888) pertaining to the Spartan Motors Retirement Plan, of our report dated June 15, 2006, with respect to the financial statements and schedule of Spartan Motors Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
July 13, 2006